EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES JANUARY CASH DISTRIBUTION

Dallas, Texas, January 21, 2005 – Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE — HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.242368 per unit, payable on February 14, 2005, to unitholders of record on January 31, 2005.  The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions.  Underlying gas sales volumes attributable to the current month distribution were primarily produced in November.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily

Current Month Distribution	2,476,000	83,000	$6.85

Prior Month Distribution	2,569,000	83,000	$4.89

(a)         Sales volumes are recorded in the month the trust receives the related net profits income.  Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Three wells are currently being drilled on the underlying properties. Budgeted development costs of $2,000,000 were deducted for this distribution. Production expense for the month was $1,509,000 and overhead was $638,000.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800